EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-11503, 333-91531, 333-100038, 333-100039, and 333-110784 on Form S-8 of our report dated September 11, 2009 relating to the consolidated financial statements and financial statement schedule of LSI Industries Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of accounting for uncertainty in income taxes in Financial Accounting Standards Board Accounting Standards Codification Topic No. 740, Income Taxes, on July 1, 2007), appearing in this Annual Report on Form 10-K of LSI Industries Inc. for the year ended June 30, 2010.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
September 8, 2010